UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported) November 17, 2004


                           Commission File Number 000-29743
                                                  ---------


                       Internal Hydro International, Inc.
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             (Exact Name of Registrant as Specified in its Charter)


            Nevada                                            88-0409143
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(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                         Identification Number)


            607 W. MARTIN LUTHER KING Jr. Blvd., TAMPA, FLORIDA 33603
           -----------------------------------------------------------
                    (Address of principal executive offices)


                                 (813) 231-7122
               --------------------------------------------------
                (Registrant's Executive Office Telephone Number)



Section 3 - Securitied and Trading Markets

     ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

     On July 29, 2004, Internal Hydro International, Inc. (the "Company") entered into a Stock Purchase Agreement ("Purchase Agreement"), effective October 7, 2004, with Langley Park Investments Plc ("Langley"), a corporation organized under the laws of England and Wales which is admitted to trade on the London Stock Exchange ("LSE") as an investment trust. Pursuant to the Purchase Agreement, the Company sold 2,375,000 shares (post-split) of its common stock ("Company Stock") to Langley for a total purchase price of $1,700,000.

     Langley payed the purchase price by delivering 882,778 Ordinary Shares of Langley ("Langley Shares") to the Company with a value of one (1.00) British Pound Sterling (approximately U.S.$1.80) per share. The Company will issue the Company Stock to Langley pursuant to Regulation S and Section 4(2) promulgated

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under the  Securities  Act of 1933,  as  amended  ("Securities  Act").  Both the
Company Stock and the Langley Shares will initially be placed into escrow, including fifty percent (50%) of the Langley Shares to be deposited into escrow as Downside Price Protection (the "Langley Escrow Shares").

     Pursuant to the Agreement, Langley successfully obtained a listing on the London Stock Exchange and Langley received the shares of Company Stock from escrow and the Company received one-half (1/2) of the Langley Shares. Pursuant to the Purchase Agreement, Langley has agreed that it will not sell, transfer or assign any or all of the Company Stock for a period of two years following the closing without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion.

     The Company intends to liquidate the Langley Shares released to it within a reasonable period of time following their listing on the LSE in order to fund operations. Although the parties have agreed upon a value of one (1.00) British Pound Sterling (approximately U.S.$1.80 per share) per Langley Share, there can be no assurances that the Company can liquidate some or all of the Langley Shares at that price. On November 15, 2004 Company sold 441,389 shares of Langley Park Investment, (London Exchange: LPI) for $243,990.90. This was the first liquidation purusant to the Agreement.

     On the two (2) year anniversary of the Purchase Agreement ("Two Year Anniversary"), the market value of the Company's common stock will be compared to the purchase price of the Company Stock under the Purchase Agreement"Market Value" is defined as the average of the ten (10) closing bid prices per share of the Company's common stock during the ten (10) trading days immediately preceding the Two Year Anniversary of the Agreement. If the Market Value of the Company's common stock on the Two Year Anniversary is the same or higher than purchase price per share, then at that time, the Company will receive all of the Langley Escrow Shares. If the Market Value on the Two Year Anniversary is less than purchase price per share, then for each percentage point decline in value, the Company must sell a corresponding percentage of the Langley Escrow Shares back to Langley for nominal consideration, up to the maximum number of Langley Escrow Shares, and the balance of the Langley Escrow Shares is released from escrow to the Company.

Section 7 - Regulation FD

     ITEM 7.01 Regulation FD Disclosure

     Internal Hydro International, Inc. (OTCBB:IHDR) announced in a press release on November 15, 2004 that it had sold 441,389 shares of Langley Park Investment, (London Exchange: LPI) for $243,990.90. The Company had signed an agreement with Langley Park Investment Trust Plc for the purchase of $1.7 million, or 2,375,000 shares of Internal Hydro International, Inc. common shares in exchange for shares of LPI.

     The release added that LPI has entered into a "lock-up" agreement with IHDR pursuant to which agreed not to trade the Internal Hydro International, Inc. shares received as a result of this transaction for a period of two years from the closing date. The release also stated that in full payment for the shares of Internal Hydro International, Inc., the investment company issued to Internal Hydro International, Inc.USD $ 1.7 million equivalent of its shares at a price per share valued at One Pound Sterling.

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Section 9 - Financial Statements and Exhibits

     ITEM 9.01 Financial Statements and Exhibts

Exhibit #   Discription
---------   ---------------------------------------------------------
 1          The LPI agreement.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                              Internal Hydro International, Inc.

                             /s/ Craig A. Huffman
Date: November17, 2004       ---------------------------------------
                                 Craig A. Huffman President









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